MATERIAL SCIENCES CORPORATION

REPORTS SECOND QUARTER RESULTS

ELK GROVE VILLAGE, IL, OCTOBER 9, 2003—Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today reported results for the second quarter and first half of fiscal 2004 ended August 31, 2003.

Net sales from continuing operations for the second quarter of fiscal 2004 were $55.9 million, down 18.0 percent compared with sales from continuing operations of $68.2 million in the same period last year. Income from continuing operations in the second quarter was $0.3 million, or 2 cents per diluted share, compared with a loss of $0.9 million, or 7 cents per diluted share last year. Lower sales volume resulted in lower gross profit which includes the impact of reduced facility utilization. Offsetting the decline in gross profit were significant cost reductions including a one-time pretax adjustment for retiree health care benefits of $2.0 million. In addition, a contractual prepayment penalty, paid to holders of the company’s privately placed senior notes, was recorded in the second quarter of fiscal 2003.

Cash provided by operating activities minus capital expenditures for the second quarter of fiscal 2004 was $10.5 million compared with $8.2 million in the second quarter last year. This improvement was due primarily to the receipt of a $10.6 million income tax refund relating to the Pinole Point Steel divestiture in fiscal 2003, partially offset by lower cash generated from working capital.

Total debt at the end of the second quarter was $43.9 million, or 26.6 percent of total capital. The company’s total cash, cash equivalents, restricted cash and marketable securities were $31.3 million.

News Release

October 9, 2003

For the first half of fiscal 2004, net sales from continuing operations were $115.3 million, down 17.5 percent from $139.8 million in the comparable period last year. The loss from continuing operations for the six months was $1.9 million, or 14 cents per diluted share, compared with income from continuing operations of $1.2 million, or 9 cents per diluted share in the same period a year ago.

Continuing Operations Review

Commenting on the second quarter, Michael J. Callahan, president and chief executive officer, said, “The Action Plan we began communicating and implementing early in the second quarter, which addresses systemic cost reductions, people and organization, operations and strategy, is beginning to have an impact. These actions (including the retiree health care adjustment) resulted in pre-tax savings of approximately $2.9 million in the second quarter of fiscal 2004, and are estimated to result in pre-tax savings of $5.6 million for the full year ending February 29, 2004. Although a significant amount of work still needs to be done, the entire organization is committed to reducing overall expense levels and we would expect continuing improvements through the balance of the year.

“In addition to reviewing the company’s cost and operating structure, we are continuing to invest in the faster growing and more profitable acoustical/thermal and electronic areas of the business. Recent successes here, particularly in light of difficult economic times, confirm the underlying demand for these new material-based solutions in the markets we are targeting,” added Callahan.

The Engineered Materials and Solutions Group (EMS), including electronic, acoustical/thermal and coated metal products, recorded second quarter sales of $55.9 million compared with $68.1 million in the second quarter of last year.

Sales of electronic material-based solutions were $5.0 million, down slightly from last year’s second quarter. For the six months, sales were $13.1 million, up 24.7 percent from $10.5 million last year. Year-to-date, sales were driven primarily by higher shipments of NRGDamp™ for hard disk drives.

News Release

October 9, 2003

Sales of acoustical/thermal material-based solutions in the second quarter were $17.1 million, 15.9 percent above the $14.7 million in the same period a year ago. The increase primarily resulted from higher shipments of Quiet Steel® for automotive engine and body panels, as well as increased sales of noise damping composites to the disc brake market. Sales for the first six months were $32.9 million, up 5.4 percent from a year ago. This increase largely was due to higher sales of Quiet Steel, offset to a degree by lower shipments of noise damping composites for disc brakes.

“One highlight in the second quarter was Ford’s decision to use Quiet Steel for its new F-150 pickup truck’s dash panel and oil pan,” said Callahan. “Shipments of noise damping materials to the disc brake market—particularly the aftermarket—also bounced back strongly in the second quarter compared with last year. Based upon the number of programs moving through the pipeline, we expect to make other new product announcements as the year progresses.”

Sales of coated metal products in the second quarter were $33.8 million, down 29.6 percent from the $48.0 million in last year’s second quarter. Sales for the first half were $69.2 million compared with $98.1 million in the same period last year. The decline primarily resulted from significantly lower shipments of electrogalvanized steel for the automotive market, partially offset by higher shipments of coil coated metal for the appliance market. The expected sales decline resulted from supplying a portion of Double Eagle Steel Coating Company’s (DESCO) electrogalvanizing requirements in the prior year, due to a fire at DESCO’s facility; and to generally lower sales in the other markets we serve.

“As part of our Action Plan, we have been conducting a fundamental review of our manufacturing structure, procurement, plant performance and operating processes. We believe that all of these areas offer the opportunity for significant savings. We also have been reviewing our metal coating operations from a strategic standpoint to determine whether they are capable of earning a satisfactory return. As we have consistently stressed, all assets must be capable of providing an adequate return to shareholders or they will be sold or idled,” said Callahan.

News Release

October 9, 2003

The Electronic Materials and Devices Group (EMD), including switches, sensors and interface solutions, reported revenue of $0.03 million in the second quarter, which was flat with the prior year. Sales for the second quarter consisted mainly of supply agreement revenue generated as the result of executing a multi-year exclusive supply and joint development agreement with Lear Corporation for select interior vehicle applications in the automotive and light truck market segments. Revenue for the first six months was $0.1 million compared with $0.02 million last year.

“The supply and joint development agreement with Lear, a major tier one supplier, will bring our unique switch technology into the passenger compartment of automobiles. Along with the adoption by Fleetwood Enterprises, Inc. of our SensaTank™ fluid level monitoring system for its top-of-the-line motor homes, it is very clear that major market leaders are seeing the benefits our solutions can bring to their customers,” added Callahan.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. Economic Value Added (EVA) is MSC’s primary financial management and incentive compensation measure. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and to achieve the benefits it expects from these plans; changes in the business environment, including the automotive, building and construction, electronics and durable goods industries; competitive factors; acceptance of Quiet Steel for automotive engine and

News Release

October 9, 2003

body panels by the North American automotive market; facility utilization and product mix at the Walbridge facility, including the extent of ISG’s utilization; MSC’s ability to develop, introduce and sell new products and technologies, including products based on the touch-sensory technology licensed from TouchSensor Technologies, LLC, and the actual levels of future spending to support those products; the final realization of the tax credit carryforward generated from the sale of Pinole Point Steel; cash flows related to and gains/losses on the potential sale or idling of facilities or other assets; continuation of current interest rates and the potential impact on potential debt reduction and make-whole penalties; and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at www.matsci.com and www.frbinc.com.

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended August 31,			Six Months Ended August 31,
	2003	2002	Percent Change	2003	2002	Percent Change
Net Sales	$55,899	$68,151	-18.0%	$115,282	$139,811	-17.5%
Cost of Sales	47,588	53,793	-11.5%	97,501	112,614	-13.4%

Gross Profit	$8,311	$14,358	-42.1%	$17,781	$27,197	-34.6%
Selling, General and Administrative Expenses	9,061	10,520	-13.9%	19,107	19,684	-2.9%
Restructuring and Other	(1,951)	—	0.0%	13	—	0.0%

Income (Loss) from Operations	$1,201	$3,838	-68.7%	$(1,339)	$7,513	-117.8%

Other (Income) and Expense:
Interest (Income) Expense, Net	$678	$1,064	-36.3%	$1,523	$858	77.5%
Equity in Results of Joint Ventures	(26)	442	-105.9%	240	757	-68.3%
Loss on Early Retirement of Debt	—	3,934	-100.0%	—	3,934	-100.0%
Other, Net	73	(17)	-529.4%	91	44	106.8%

Total Other (Income) Expense, Net	$725	$5,423	-86.6%	$1,854	$5,593	-66.9%

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	$476	$(1,585)	-130.0%	$(3,193)	$1,920	-266.3%
Provision (Benefit) for Income Taxes	155	(656)	-123.6%	(1,284)	679	-289.1%

Income (Loss) from Continuing Operations	$321	$(929)	-134.6%	$(1,909)	$1,241	-253.8%
Discontinued Operations:
Loss from Discontinued Operation—Specialty Films (Net of Benefit for Income Taxes of $70)	—	(101)	-100.0%	—	(101)	-100.0%
Gain (Loss) on Discontinued Operation—Pinole Point Steel (Net of Benefit for Income Taxes of $87, $426, $172 and Provision for Income Taxes of $2,134, Respectively)	(125)	(610)	-79.5%	(248)	3,073	-108.1%

Net Income (Loss)	$196	$(1,640)	-112.0%	$(2,157)	$4,213	-151.2%

Basic Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.02	$(0.07)	-128.6%	$(0.14)	$0.09	-255.6%
Loss on Discontinued Operation—Specialty Films	—	(0.01)	-100.0%	—	(0.01)	-100.0%
Gain (Loss) on Discontinued Operation—Pinole Point Steel	(0.01)	(0.04)	-75.0%	(0.02)	0.22	-109.1%

Basic Net Income (Loss) Per Share	$0.01	$(0.12)	-108.3%	$(0.16)	$0.30	-153.3%

Diluted Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.02	$(0.07)	128.6%	$(0.14)	$0.09	255.6%
Loss on Discontinued Operation—Specialty Films	—	(0.01)	-100.0%	—	(0.01)	-100.0%
Gain (Loss) on Discontinued Operation—Pinole Point Steel	(0.01)	(0.04)	-75.0%	(0.02)	0.21	-109.5%

Diluted Net Income (Loss) Per Share	$0.01	$(0.12)	-108.3%	$(0.16)	$0.29	-155.2%

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	13,953	14,017		13,915	14,152
Dilutive Shares	122	—		—	236

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,075	14,017		13,915	14,388

MATERIAL SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	August 31, 2003	February 28, 2003
Assets:
Current Assets:
Cash and Cash Equivalents	$28,938	$43,880
Restricted Cash	2,280	2,280

Total Cash and Cash Equivalents	31,218	46,160
Marketable Securities	78	1,002
Receivables, Less Reserves of $4,151 and $4,874, Respectively	33,303	27,607
Income Taxes Receivable	443	2,339
Prepaid Expenses	2,704	1,792
Inventories	27,332	26,372
Deferred Income Taxes	2,141	1,461
Asset Held for Sale	99	506
Current Assets of Discontinued Operation, Net - Pinole Point Steel	—	16,035

Total Current Assets	$97,318	$123,274

Property, Plant and Equipment	$263,047	$251,243
Accumulated Depreciation and Amortization	(165,522)	(158,055)

Net Property, Plant and Equipment	$97,525	$93,188

Other Assets:
Investment in Joint Ventures	$1,389	$12,881
Goodwill	7,396	7,116
Deferred Income Taxes	2,632	—
Other	1,286	1,350

Total Other Assets	$12,703	$21,347

Total Assets	$207,546	$237,809

Liabilities:
Current Liabilities:
Current Portion of Long-Term Debt	$6,278	$11,559
Accounts Payable	17,668	22,944
Accrued Payroll Related Expenses	7,444	13,705
Accrued Expenses	6,422	6,668
Current Liabilities of Discontinued Operation, Net - Pinole Point Steel	742	—

Total Current Liabilities	$38,554	$54,876

Long-Term Liabilities:
Deferred Income Taxes	$—	$5,699
Long-Term Debt, Less Current Portion	37,667	43,944
Other	10,272	11,403

Total Long-Term Liabilities	$47,939	$61,046

Shareowners' Equity:
Preferred Stock	$—	$—
Common Stock	367	365
Additional Paid-In Capital	70,927	70,143
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	95,139	97,296
Accumulated Other Comprehensive Income	1,148	611

Total Shareowners' Equity	$121,053	$121,887

Total Liabilities and Shareowners' Equity	$207,546	$237,809

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
Cash Flows From:	2003	2002	2003	2002
Operating Activities:
Net Income (Loss)	$196	$(1,640)	$(2,157)	$4,213
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Discontinued Operation, Net - Pinole Point Steel	10,735	(2,496)	10,774	19,297
Loss on Discontinued Operation - Specialty Films	—	101	—	101
(Gain) Loss on Discontinued Operation - Pinole Point Steel	125	610	248	(3,073)
Depreciation and Amortization	3,810	4,131	7,537	8,276
Benefit for Deferred Income Taxes	(1,677)	(44)	(1,946)	(87)
Compensatory Effect of Stock Plans	137	369	604	739
Gain on Sale of Asset	—	—	(162)	—
Other, Net	(21)	653	251	968
Changes in Assets and Liabilities:
Receivables	1,684	5,449	(3,536)	(1,175)
Income Taxes Receivable	1,420	1,348	586	1,078
Prepaid Expenses	605	202	(912)	(1,619)
Inventories	941	(1,114)	(960)	(228)
Accounts Payable	(2,996)	(1,609)	(4,515)	(503)
Accrued Expenses	(1,588)	3,517	(6,657)	(3,312)
Other, Net	(2,057)	2	(1,258)	260

Net Cash Provided by (Used in) Operating Activities	$11,314	$9,479	$(2,103)	$24,935

Investing Activities:
Discontinued Operation, Net - Pinole Point Steel	$—	$—	$—	$(176)
Cash Received (Distributed) from Sale of Pinole Point Steel, Net	—	(1,240)	—	31,221
Capital Expenditures	(852)	(1,309)	(2,233)	(2,548)
Acquisition, Net of Cash and Cash Equivalents Acquired	—	—	(568)	—
Proceeds from Sale of Asset	—	—	679	—
Investment in Joint Ventures	—	(336)	(358)	(3,454)
Purchases of Marketable Securities	(35)	(3,013)	(35)	(8,003)
Proceeds from Sale of Marketable Securities	41	10,159	1,041	17,159
Other	50	166	11	255

Net Cash Provided by (Used In) Investing Activities	$(796)	$4,427	$(1,463)	$34,454

Financing Activities:
Payments of Debt	$(11,391)	$(35,869)	$(11,558)	$(49,439)
Cash from Cancellation (Issuance) of Letter of Credit	—	(578)	—	2,657
Payments on Rights Redemption	—	—	(149)	—
Purchase of Treasury Stock	—	(11,579)	—	(11,715)
Issuance of Common Stock	10	574	331	820

Net Cash Used in Financing Activities	$(11,381)	$(47,452)	$(11,376)	$(57,677)

Net Increase (Decrease) in Cash	$(863)	$(33,546)	$(14,942)	$1,712
Cash and Cash Equivalents at Beginning of Period	29,801	69,064	43,880	33,806

Cash and Cash Equivalents at End of Period	$28,938	$35,518	$28,938	$35,518